Exhibit 10.2

PERSONAL AND CONFIDENTIAL

June 11, 2018

Sonja Nelson, CPA

San Diego, CA

858-232-5241

Sonja.nelson@live.com

RE: Revised Offer of Employment

Dear Sonja:

I am pleased to offer you a position with NantKwest, Inc. (the “Company”), as its Chief Financial Officer.  If you decide to accept this new opportunity, you will receive a base salary at an annualized rate of Three Hundred and Twenty Five Thousand Dollars ($325,000.00), less applicable withholdings, which will be paid in accordance with the Company’s normal payroll procedures. You will be eligible to receive an annual discretionary target bonus of forty percent (40%) of your annual base salary (i.e., $130,000), subject to such performance targets and other factors, as may be determined in the sole and absolute discretion of the Company’s board of directors.  At the Company’s sole discretion, the Company may pay the foregoing annual discretionary target bonus in cash or equity in the Company, or a combination of both.  In addition, you must remain continuously employed through the payout date in order to be eligible for the annual discretionary target bonus.

You will report through the Company’s offices in Culver City, CA or such other location as may serve as the Company’s headquarters (it being understood and agreed that you may work from our Company’s office in San Diego until you relocate to the Los Angeles, CA area by December 31, 2018 or such other date as may be agreed between you and the Company but no later than March 31, 2019 and that you will be required to travel in connection with Company business, whether to Culver City, CA and otherwise).

To assist you with your relocation to Los Angeles, CA the company will pay or reimburse you up to an aggregate of $15,000.00 for (i) all reasonable moving costs and (ii) the reasonable costs for exploratory trips to and from your current home to the Los Angeles area, including lodging, meals, and other incidental expenses; provided that you must incur such costs on or before December 31, 2018 and must provide the Company with reasonable detailed backup documentation supporting the costs incurred; provided, further, that the Company shall not be responsible for broker’s fees, real estate transfer taxes or any other costs associated with the relocation of you or your immediate family. In the event you voluntarily terminate your employment with the Company or the Company terminates your employment for Cause, in each case within one year of the Effective Date, you agree to repay to the Company all relocation costs paid or reimbursed by the Company within 30 days of your termination date.

The Company will cover the costs of your monthly housing in the Los Angeles area for 4 months up to an aggregate of $3,500.00 per month as a pass through expense, subject to your continued employment with the Company.

In the event that the Company terminates your employment without Cause (as defined below), the Company shall pay you a single cash payment equal to six (6) months of your then-current annual base salary (i.e., $162,500.), less all applicable federal, state, and local withholdings and deductions.  Such

3530 John Hopkins Court, San Diego, CA 92121

Main: (858) 633-0300  Fax: (858) 380-1999  www.NantKwest.com

payment shall be made within two and one-half (2.5) months following the date on which the termination occurs, subject to any required delay to satisfy the requirements of Section 409A as provided below.  Your receipt of any payment under this paragraph shall be contingent upon your signing of a general release agreement in favor of and satisfactory to the Company within the thirty (30) day period following your termination date and your non-revocation of such release agreement during any statutorily-provided revocation period.  For the avoidance of doubt, if (i) you resign from or otherwise terminate your employment with the Company at any time, (ii) the Company terminates your employment for Cause, or (iii) your employment is terminated by reason of death or Disability, you will not be eligible for any severance payment.

For purposes of this offer letter, “Cause” shall mean any of the following: (a) a material breach of any agreement you have with the Company, including, but not limited to, the Confidentiality Agreement, or any policy of the Company, and such material breach is not cured to the reasonable satisfaction of the Company within twenty (20) days after written notice to you; (b) conviction of a felony or any other crime involving dishonesty, breach of trust, moral turpitude, or physical harm to any person (including, but not limited to, the Company or any of its employees); (c) an act of fraud, misconduct, or dishonesty in connection with the business of the Company; (d) failure to satisfactorily or adequately perform your duties hereunder as reasonably determined by the Company, including, but not limited to, your inability to achieve goals, inability to work with others, insubordination or excessive tardiness, or failure to implement or follow a lawful policy or directive of the Company, and in each case such failure continues for a period of twenty (20) days after written notice to you; (e) your receipt of a Final Written Warning for any reason; or (f) insobriety or other substance abuse during work activities.  For purposes of this offer letter, “Disability” shall mean (i) you become eligible for the Company’s long-term disability benefits or (ii) in the opinion of the Company, you have been unable to carry out your responsibilities and functions by reason of any physical or mental impairment for more than ninety (90) consecutive days or more than one hundred twenty (120) days in any twelve (12) month period.

To the extent necessary to comply with Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) (relating to payments made to certain “key employees” of certain publicly-traded companies), any severance payments payable to you under the terms of paragraph 6 which constitute deferred compensation subject to Code Section 409A to which you would otherwise be entitled during the six (6) month period immediately following your separation from service will be paid on the earlier of (i) the first business day following the expiration of such six (6) month period or (ii) your death.  You and the Company shall reasonably cooperate with each other to avoid the imposition of any additional taxes, interest and/or penalty to you under Section 409A of the Code.

As an employee, you are also eligible to receive certain employee benefits.  As soon as practicable after the start of your employment, the Company will provide you with a set of documents in which you can find information about all of the benefits to which you are entitled, as well as an explanation of the Company’s policies and practices applicable to its US employees.  You should also note that that Company may modify salaries and benefits from time to time as it deems necessary.

In addition, if you decide to accept this opportunity, it will be recommended at the first meeting of the Board following the Effective Date that the Company grant you 40,000 restricted stock units under the Company’s 2015 Equity Incentive Plan (the “Plan”).  The restricted stock units will entitle you to one share of the Company’s Common Stock for each vested restricted stock unit and shall vest as follows: 25% of the restricted stock units (i.e., 10,000 restricted stock units) shall vest 12 months after the vesting commencement date, no shares shall vest before such date, and no rights to any vesting shall be earned or accrued prior to such date. The remaining 75% of the restricted stock units (i.e., 30,000 restricted stock

3530 John Hopkins Court, San Diego, CA 92121

Main: (858) 633-0300  Fax: (858) 380-1999  www.NantKwest.com

units) shall vest over three (3) years in equal installments on each annual anniversary of the vesting commencement date, subject to your continuing eligibility. This equity award shall be subject to the terms and conditions of the Plan and Award Agreement, including vesting requirements.  No right to any stock is earned or accrued until such time that vesting occurs, nor does this grant confer any right to continue vesting or employment.

The Company is excited about your joining and looks forward to a beneficial and productive relationship.  Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes atwill employment.  As a result, you are free to resign at any time, for any reason or for no reason.  Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.  We request that, in the event of resignation, you give the Company at least two weeks’ notice.

The Company may undertake a background investigation and reference check in accordance with applicable law.  This investigation and reference check may include a consumer report, as defined by the Fair Credit Reporting Act (“FCRA”), 15 U.S.C. 1681a, and/or an investigative consumer report, as defined by FCRA, 15 U.S.C. 1681a, and California Civil Code 1786.2(c). This investigation will also include a consumer credit report, as defined by California Civil Code 1785.3(c), which is being requested because this position is managerial and you will have access to confidential or proprietary information of the type described in California Labor Code § 1024.5(a)(7).  This job offer is contingent upon a clearance of such a background investigation and/or reference check, and upon your written authorization to obtain a consumer report, consumer credit report and/or investigative consumer report. Refer to the attached Background and Credit Check Disclosure and Authorization for important disclosures and a written authorization form.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case.  Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.  Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook.

As a condition of your employment, you are also required to sign and comply with an At‑Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non‑disclosure of Company proprietary information.  In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between

3530 John Hopkins Court, San Diego, CA 92121

Main: (858) 633-0300  Fax: (858) 380-1999  www.NantKwest.com

you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law.  Please note that we must receive your signed Agreement before your first day of employment.

To accept the Company¹s offer, please sign and date this letter in the space provided below. If you accept our offer, your first day of employment will be June 11, 2018 (or such other date as may be agreed between you and the Company). This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Chief Executive Officer of the Company and you. This offer of employment will terminate if it is not accepted, signed and returned by June 11, 2018.

We look forward to your favorable reply and to continue working with you at NantKwest.

Sincerely,

/s/ Nancy Antoniou

Human Resources

Agreed to and accepted:

Signature:	/s/ Sonja Nelson
Printed Name:	Sonja Nelson
Date:	June 11, 2018

3530 John Hopkins Court, San Diego, CA 92121

Main: (858) 633-0300  Fax: (858) 380-1999  www.NantKwest.com